Exhibit 99.1

March 2, 2017

SS&C Technologies Holdings, Inc. Completes Repricing of Term Loans

WINDSOR, Conn., March 2, 2017 /CNW/ -- SS&C Technologies Holdings, Inc. (Nasdaq: SSNC), a global provider of financial services software and software-enabled services (the “Company”), today announced that it completed a repricing of its outstanding $91.9 million term A-1 loans, $142.5 million term A-2 loans, $1,480.2 million term B-1 loans and $142.1 million term B-2 loans (collectively, the “Existing Term Loans”). As a result of the refinancing transaction, the Existing Term Loans have been replaced by new term A-1 loans, new term A-2 loans, new term B-1 loans and new term B-2 loans (the “New Term Loans”), each at the same outstanding principal balance, but at a different interest rate. The applicable interest rate for the new term A-1 loans and new term A-2 loans is LIBOR plus 1.75% or the base rate plus 0.75%. The applicable interest rate for the new term B-1 loans and new term B-2 is LIBOR plus 2.25% or the base rate plus 1.25%. The LIBOR “floor” for all New Term Loans is 0%.

The maturity date for the New Term Loans remains unchanged (July 8, 2020 for the new term A-1 loans and new term A-2 loans, and July 8, 2022 for the new term B-1 loans and the new term B-2 loans). No changes were made to the financial covenants or the scheduled amortization.

Deutsche Bank AG New York Branch acted as the administrative agent, and Morgan Stanley Senior Funding, Inc. acted as the sole arranger and bookrunner, in connection with the repricing.

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software for the global financial services industry. Founded in 1986, SS&C is headquartered in Windsor, Connecticut and has offices around the world. Some 11,000 financial services organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services.

Additional information about SS&C (Nasdaq: SSNC) is available at www.ssctech.com. Follow SS&C on Twitter, LinkedIn and Facebook. The SS&C Technologies logo is available at www.globenewswire.com/newsroom/prs/?pkgid=8587

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SOURCE SS&C

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